EXHIBIT 99.1

Garmin® Ltd. Acquires Dynastream® Innovations Inc.

CAYMAN ISLANDS/December 1, 2006/PR Newswire - Garmin Ltd. (Nasdaq: GRMN) announced that it has today acquired Dynastream Innovations Inc. (“Dynastream”) for approximately $36 million in cash. Dynastream will continue operations as a wholly-owned subsidiary of Garmin Ltd. The acquisition is expected to be neutral to Garmin Ltd. earnings in 2007.

Dynastream is located in Cochrane, Alberta, Canada and employs approximately 50 people including over 25 engineers and scientists. Dynastream is a leader in the field of personal monitoring technology - such as foot pods and heart rate monitors for sports and fitness products - and is also a leading provider of ultra low power and low cost wireless connectivity solutions for a wide range of applications. These products address the needs of a broad spectrum of fitness consumers, from heath and wellness to performance athletes.

“Dynastream is known for technology innovations like the ANT wireless interface protocol which can be utilized by a wide variety of Garmin products including those designed for aviation, marine, and outdoor use,” said Dr. Min Kao, chairman and CEO of Garmin Ltd. “Dynastream shares our passion for technology leadership and customer-focused innovation.”

Dynastream will operate as an independent subsidiary of Garmin Ltd., retaining its name and managing its own product lines and customer relationships. The company will retain its management, R&D, and supporting staff and will continue to be located at its current Canadian headquarters.

“We are excited about this acquisition,” said Kip Fyfe, CEO of Dynastream. “This move will further our ability to continue to build world-leading technology for all of our customers,” said Fyfe.

Dynastream has developed and currently manufactures innovative products such as its patented inertial based foot pod sensor. This device offers superior accuracy compared to pedometer based solutions while at the same time offering long battery life. In addition, Dynastream manufacturers heart rate sensors which are used by Garmin and other customers. Both the foot pod and heart rate sensor utilize the ANT™ ultra low power wireless interface protocol invented by Dynastream. ANT was specifically designed to address the need for low-power wireless communications for fitness based devices, but can be used on other applications which demand a robust yet low power wireless interface.

Through its operating subsidiaries, Garmin Ltd. designs and manufactures navigation, communication and information devices - most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer GPS markets and its products serve aviation, marine, outdoor recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin and Dynastream are registered trademarks, and ANT is a trademark of Garmin Ltd. or its subsidiaries.

Notice on forward-looking statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. All statements regarding the company’s future product introductions and expected product availability dates are forward-looking statements. Such statements are based on management's current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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